Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

GE Funds

We consent to the use of our report, dated November 24, 2008, incorporated herein by reference to the GE U.S. Equity Fund, GE Core Value Equity Fund, GE Small-Cap Equity Fund, GE Global Equity Fund, GE International Equity Fund, GE Premier Growth Equity Fund, GE Total Return Fund (formerly GE Strategic Investment Fund), GE Government Securities Fund, GE Short-Term Government Fund, GE Tax-Exempt Fund, GE Fixed Income Fund, and GE Money Market Fund, each a series of GE Funds, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “THE FUNDS’ HISTORY AND ADDITIONAL INFORMATION—Independent Registered Public Accountants” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
January 26, 2009